ATHENA SILVER ENTERS INTO LANGTRY LEASE AMENDMENT

Provides for opportunity to eliminate landowner’s royalty on production and future anti-dilution share issuances

Future rental payments capped for years 2015 to 2020

November 29, 2012                                                                  FOR IMMEDIATE RELEASE

Boulder, Co -- Athena Silver Corporation (OTCBB: AHNR) announced today it has entered into an agreement with the Strachan Family Trust (“Strachan”), owners of the Langtry patented claims, to amend the terms of the original lease/option executed in March 2010 between the Strachan Family Trust and Athena.   Under the amendment, Athena has the opportunity to eliminate the 3% royalty on silver production payable to Strachan; cap the silver-linked annual lease payments at $100,000 during the years 2015 through 2020; eliminate the anti-dilution share provision and temporarily lower the price of Athena’s option to acquire the property at a fixed price of $10 Million for the period beginning February 15, 2013 until March 15, 2015.   After that date, the purchase price option to acquire the property reverts back to the original lease terms of a variable price equal to the greater of either $9 million or the market price of 450,000 ounces of silver.

In consideration, Strachan will receive an additional 2,000,000 shares of Athena common stock; a final anti-dilution issuance of 30,864 shares; and cash payments totaling $2,000,000 payable as follows: $125,000 payable immediately $125,000 payable in 2013; $250,000 payable in 2014; $500,000 payable in 2015; and $1,000,000 payable in 2016.

Upon Athena issuing the two million shares and making the first and second cash installments, the right of Strachan to receive additional anti-dilution shares in the future is eliminated.  If Athena fails to pay any of the future cash installments, the 3% royalty will be reduced in proportion to payments actually made.  The cap on lease rental payments for years 2015 through 2020 will be lifted only if commercial silver production has been achieved on the Langtry Project.

Strachan has also agreed to a one-year lock-up covering all Athena shares issued to Strachan under the Lease/Option.

“This amendment provides significant relief from the onerous provisions under the original lease whereby our annual lease payment would be tied to the price of silver starting in 2015, and gives us the right to completely eliminate the 3% royalty payable to Strachan,” said John Power, President of Athena.

“This is a major improvement in the economic metrics of the project, as we develop our mine plan and economic model.  Our two immediate goals are to confirm our ability to improve metallurgical recoveries with our current studies underway at METCON Research in Tucson, Arizona and to reduce our lease burdens on the project,” he said.

“These two objectives will, when completed, significantly enhance the project economics as we target our milestone of commissioning a Preliminary Economic Assessment (PEA) in 2013.   The agreement also gives shareholders more value should there be a material upswing in the price of silver. I want to thank the Strachan Family Trust for working with us to accomplish this major milestone for Athena,” added Power.

On behalf of the Strachan Family Trust, Bruce Strachan stated, “The viability of the Langtry Silver Project has been greatly enhanced by the signing of this agreement, as it significantly decreases the annual lease payments until actual production begins and also provides the opportunity to eliminate the royalty payable on any silver production.”

“I have been very pleased with the progress achieved by Athena and its amazing team of technical consultants since we started working together in March 2010.  I am excited to significantly increase our share ownership in Athena,” Strachan said.

About Athena Silver Corporation:

Athena Silver Corporation is a junior exploration company focused on the exploration and development of its flagship Langtry silver project in California.

Langtry Silver Project, San Bernardino County, California

The Langtry silver project consists of 862 acres including 20 patented claims comprising 413.22 acres in the Calico Mining District of San Bernardino County, California. Athena entered into a 20-year mining lease with an option to purchase the Langtry patented Claims effective March 15, 2010 and amended on November 28, 2012. The Lease/Purchase agreement is subject to continuing financial and work commitments on the claims and other royalties more fully described in the company's filings available on the SEC's website at www.sec.gov.

There were over 200 holes drilled in the project area by the minerals division of Superior Oil Company in the late 1960s and 1970s. Average depth was 400 feet and the deepest hole was 575 feet. Our resource database includes 135 of the Superior holes together with the 13 holes drilled by Athena in 2011.  An NI 43-101 technical report was published on May 3, 2012 on the Langtry project with an Indicated Resource of 18,809,000 Ounces of Silver and Inferred Resource of 42,623,000 Ounces of Silver.

Lava Beds District Prospect, San Bernardino County, California

Athena also has fee simple ownership of a 661.37 acre property near the Lava Beds Mining District and has evidence of historic mining.    It is adjacent to both the “Silver Cliffs” and “Silver Bell” historic mines.   The property is located in the same regional geologic area known as the “Western Mojave Block” that includes our flagship Langtry project.   It is approximately 28.5 miles SE of our Langtry project.

Cautionary Statement.  The terms “mineral reserve”, “proven mineral reserve” and “probable mineral reserve” are Canadian mining terms as defined in accordance with Canadian National Instrument 43-101 – Standards of Disclosure for Mineral Projects (“NI 43-101”) and the Canadian Institute of Mining, Metallurgy and Petroleum (the “CIM”) - CIM Definition Standards on Mineral Resources and Mineral Reserves , adopted by the CIM Council, as amended. These definitions differ from the definitions in the United States Securities and Exchange Commission (“SEC”) Industry Guide 7 under the United States Securities Act of 1933, as amended (the “Securities Act”). Under SEC Industry Guide 7 standards, a “final” or “bankable” feasibility study is required to report reserves, the three-year historical average price is used in any reserve or cash flow analysis to designate reserves and the primary environmental analysis or report must be filed with the appropriate governmental authority.

In addition, the terms “mineral resource”, “measured mineral resource”, “indicated mineral resource” and “inferred mineral resource” are defined in and required to be disclosed by NI

43-101; however, these terms are not defined terms under SEC Industry Guide 7 and are normally not permitted to be used in reports and registration statements filed with the SEC. Investors are cautioned not to assume that all or any part of a mineral deposit in these categories will ever be converted into reserves. “Inferred mineral resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. Under Canadian rules, estimates of inferred mineral resources may not form the basis of feasibility or pre-feasibility studies, except in rare cases. Investors are cautioned not to assume that all or any part of an inferred mineral resource exists or is economically or legally mineable. Disclosure of “contained ounces” in a resource is permitted disclosure under Canadian regulations; however, the SEC normally only permits issuers to report mineralization that does not constitute “reserves” by SEC Industry Guide 7 standards as in place tonnage and grade without reference to unit measures.

For more information, please visit the Company's website at: www.athenasilver.com

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended that are intended to be covered by the safe harbor created by such sections. Such statements are based on good faith assumptions that Athena Silver Corporation believes are reasonable but which are subject to a wide range of uncertainties and business risks that could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements. Factors that could cause actual results to differ from those anticipated are discussed in Athena Silver Corporation's periodic filings with the Securities and Exchange Commission.

Contact: John Power

               President, Athena Silver Corporation

               707-884-3766